QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Citicorp:

        We consent to the incorporation by reference in the Registration Statements of Citicorp on Form S-3: Nos. 333-50338, 33-59791, 33-64574, 333-14917, 333-20803, 333-21143, 333-32065 and 333-83741; and of Citicorp Mortgage Securities, Inc., Citibank, N.A., and other affiliates, on Form S-3: Nos. 333-72082, 33-66222, 333-43167, and 333-72459, and on Form S-11: Nos. 33-48263, 33-6358, and 33-36313, of our report dated March 18, 2005 with respect to the consolidated balance sheets of Citicorp and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related consolidated balance sheets of Citibank, N.A. and subsidiaries as of December 31, 2004 and 2003, which report is included in the annual report on Form 10-K of Citicorp for the year ended December 31, 2004. Our report refers to changes, in 2003, in Citicorp's methods of accounting for variable interest entities and stock-based compensation and, in 2002, in Citicorp's methods of accounting for goodwill and intangible assets and accounting for the impairment or disposal of long-lived assets.

/s/ KPMG LLP

New York, New York
March 18, 2005

QuickLinks

Consent of Independent Registered Public Accounting Firm